Exhibit 10.23

QUALITY DISTRIBUTION, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE

AS OF

JANUARY 1, 2009

QUALITY DISTRIBUTION, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE

AS OF

JANUARY 1, 2009

Page
ARTICLE I	Definitions	I-1

ARTICLE II	Administration	II-1

ARTICLE III	Eligibility	III-1

ARTICLE IV	Deferral Elections and Company Contributions	IV-1

ARTICLE V	Participant Accounts and Investment of Deferred Amounts	V-1

ARTICLE VI	Distributions	VI-1

ARTICLE VII	Amendment and Termination	VII-1

ARTICLE VIII	Miscellaneous	VIII-1

QUALITY DISTRIBUTION, INC.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED

EFFECTIVE

AS OF

JANUARY 1, 2009

PURPOSE

Quality Distribution, Inc. (the “Company”) previously established the Quality Distribution, Inc. Key Employee Deferred Compensation Plan (the “Plan”), effective January 1, 2005, for a select group of management or highly compensated employees of the Company and its Related Employers to provide such employees of the Company and its Related Employers with the opportunity to defer the receipt of compensation. The Company has determined it would be in the best interests of the Participants to amend and restate the Plan effective as of January 1, 2009 to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Plan is intended to be an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code of 1986, as amended.

ARTICLE I

Definitions

(a) “Account” or “Accounts” shall mean a Participant’s Deferred Compensation Account and/or Employer Contribution Account described in Article V.

(b) “Affiliate” shall mean with respect to the Company, any corporation other than such Company that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Company is a member; all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with such Company.

(c) “Beneficiary shall mean the person or persons designated by the Participant made on a form prescribed by and filed with the Plan Administrator, and may be changed at any time by filing a new form with the Plan Administrator. If the Participant has designated no Beneficiary, or if no Beneficiary that he has designated survives him, then such unpaid amounts shall be paid to his estate. In the event of any dispute as to the entitlement of any Beneficiary, the Plan Administrator’s determination shall be final, and the Plan Administrator may withhold any payment until such dispute has been resolved.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Company” shall mean Quality Distribution, Inc. and its successors.

(f) “Deferred Compensation Account” shall mean the bookkeeping account established pursuant to Article V to reflect a Participant’s deferred compensation.

(g) “Employer Contribution Account” shall mean the bookkeeping account established pursuant to Article V to reflect employer contributions credited on behalf of a Participant.

(h) “Normal Retirement Date” shall mean the later of the date of Participant attains age 65 or completes ten years of participation in the Plan.

(i) “Participant” shall mean any employee of the Company or a Related Employer who is covered by this Plan as provided in Article III.

(j) “Performance Based Compensation” shall mean compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 months in which the Participant performs services. Organizational or individual performance criteria are considered preestablished if established, in writing, by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance Based Compensation may include payments based on performance criteria that are not approved by a compensation committee of the Board of Directors, or by the shareholders or members of the Company. Notwithstanding any provisions above to the contrary, Performance Based Compensation does not include any amount or portion of any amount that shall be paid either regardless of performance, or based upon the level of performance that is substantially certain to be met at the time the criteria is established.

(k) “Plan” shall mean the Quality Distribution, Inc. Key Employee Deferred Compensation Plan hereby created and as it may be amended from time to time.

(l) “Plan Administrator” shall mean the Company.

(m) “Plan Year” shall mean the 12–month period ending on December 31.

(n) “Related Employer” shall mean a subsidiary or Affiliate of the Company that the Company, in its sole discretion, allows to participate in the Plan.

(o) “Separation from Service” shall mean the Participant’s termination of employment with the employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, the “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient/employer for this purpose.

(p) “Service Recipient” means the Company or an affiliate of the Company for which the Employee performs services and any affiliates of the Company or a subsidiary of the Company that are required to be considered a single employer under Sections 414(b) and 414(c) of the Code.

(q) “Specified Employee” means a key employee of the Service Recipient within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Company that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

(r) “Unforeseen Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising from the events beyond the control of the Participant. The need to pay for medical expenses, including nonrefundable deductibles, as well as for the cost of prescription drug medication may constitute an Unforeseen Emergency. The need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseen Emergency. Except as otherwise provided in this paragraph, the purchase of a home and payment of college tuition are not Unforeseen Emergencies.

(s) “Year of Participation” shall be credited for each full calendar year of participation in the Plan by a Participant. Notwithstanding the foregoing, a Participant will be credited with a Year of Participation for the first year in which he commences participation in the Plan regardless of when the Participant actually commences participation.

ARTICLE II

Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) To determine all questions relating to the eligibility of employees to participate or continue to participate;

(B) To maintain all records and books of account necessary for the administration of the Plan;

(C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) To compute, certify and arrange for the payment of benefits to which any Participant or Beneficiary is entitled;

(E) To process claims for benefits under the Plan by Participants or beneficiaries;

(F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2) The Plan Administrator may designate a committee to assist the Plan Administrator in the administration of the Plan and perform the duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company officers, legal and financial advisers to the Company and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c) Claims and Appeal Procedure for Denial of Benefits. The Participant or a Beneficiary (the “Claimant”) may file with the Plan Administrator a written claim for benefits if the Participant or Beneficiary determines the distribution procedures of the Plan have not provided him his proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in

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writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. Notice must be provided to the Claimant within a reasonable period of time, but not later than 90 days (45 days in the case of a claim for disability benefits) after the receipt of a claim. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 90-day period (45 days in the case of a claim for disability benefits). The extension will not exceed 90 days (30 days in the case of a claim for disability benefits) from the end of the initial period. The Plan Administrator’s notice to the Claimant must set forth:

(1) The specific reason for the denial;

(2) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3) A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed;

(4) Appropriate information as to the steps to be taken if the Claimant wants to submit the claim for review; and

(5) In the case of disability benefits, where disability is determined by a physician appointed by the Plan Administrator, the specific basis for the determination of the physician.

Any appeal the Claimant wishes to make of an adverse determination must be made in writing to the Plan Administrator within sixty (60) days (or 180 days in the case of a claim for disability benefits where the disability is determined by a physician chosen by the Plan Administrator) after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, he, or his duly authorized representative, must submit, in writing, whatever issues and comments he, or his duly authorized representative, believes are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents free of charge. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days following (45 days in the case of a claim for disability benefits) the Claimant’s written request for review. If the Plan Administrator determines the additional time is needed, written notice will be forwarded to the Participant prior to the expiration of the 60-day period. The extension will not exceed 60 days (45 days in the case of a claim for disability benefits) from the end of the initial period.

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ARTICLE III

Eligibility

(a) Eligibility. The Company or a Related Employer, in its sole discretion, shall determine those employees of the Company or a Related Employer eligible to participate in the Plan. Accordingly, an employee of the Company or a Related Employer who, in the opinion of the Plan Administrator based upon its then current guidelines, has contributed significantly to the growth and successful operations of the Company or a Related Employer and who meets any additional criteria for eligibility that the Plan Administrator, in its sole discretion, may adopt from time to time, will be eligible to become a Participant.

(b) Participation. An eligible employee shall become a Participant upon the timely filing of a deferral election pursuant to Article IV.

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ARTICLE IV

Deferral Elections and Company Contributions

(a) Deferral Procedures.

(1) Any Participant may elect to defer, for any calendar year, such portion of his base salary or cash bonus from the Employer during such calendar year as may be permitted in the discretion of the Plan Administrator.

(2) (A) Any deferral election permitted under this paragraph (a) shall be in writing, signed by the Participant. Any election to defer all or a portion of base salary must be delivered to the Plan Administrator prior to the January 1 of the calendar year in which the base salary to be deferred is otherwise earned. Any election to defer all or a portion of a bonus must be made prior to the January 1 of the calendar year in which the bonus is to be earned; provided, however, that any election for a bonus that is Performance Based Compensation, must be made at least six (6) months prior to the end of the performance period.

(B) Notwithstanding the foregoing, an election may be made by a Participant to defer base salary or bonuses earned subsequent to his deferral election within (i) the 30-day period following a Participant’s initial eligibility to participate in the Plan.

(3) Except as provided in subparagraph (4) below, any deferral election made with respect to a calendar year shall be irrevocable.

(4) (A) To the extent permitted under the Code, if a Participant suffers an Unforeseen Emergency, determined in the discretion of the Plan Administrator, or is to receive a hardship distribution from a qualified cash or deferral arrangement pursuant to Treasury Regulation Section 1.401(k)-1(d)(3), the Participant will be permitted to revoke his deferral election for the remainder of the calendar year in which it is determined by the Plan Administrator that the Unforeseen Emergency or hardship has occurred. Such revocation will be effective as of the first pay period beginning on or after the first day of the month which follows the Plan Administrator’s receipt of written notification of the Participant’s Unforeseen Emergency. Any subsequent election shall be treated as an initial deferral election.

(B) A Participant who revokes his deferral election pursuant to this subparagraph (4) shall be eligible to make a new deferral election pursuant to the provisions of subparagraph (2) above effective as of the January 1 that next follows the effective date of the revocation of his deferral election under subparagraph (4)(A) above.

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(b) Election Forms. Any election, permitted revocation or change in any election by a Participant under this Article IV shall be in writing and shall be on a form or forms as may be approved by the Plan Administrator.

(c) Employer Contributions. As of each Plan Year, the Company or a Related Employer, may credit a Participant with a discretionary employer contribution. The amount of discretionary employer contribution credited to a Participant, if any, shall be determined by the Company or Related Employer in its sole discretion.

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ARTICLE V

Participant Accounts and Investment of Deferred Amounts

(a) In General.

(1) Any compensation deferred pursuant to this Plan shall be recorded by the Plan Administrator in a Deferred Compensation Account, a bookkeeping account maintained in the name of the Participant. The Deferred Compensation Account shall be credited with all amounts that have been deferred by the Participant during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(2) Discretionary employer contributions, if any, credited to a Participant pursuant to this Plan shall be recorded by the Plan Administrator in an Employer Contribution Account, a bookkeeping account maintained in the name of the Participant. The Employer Contribution Account shall be credited with all amounts that have been contributed by the Company or a Related Employer during the Plan Year pursuant to Article IV, and such Account shall be charged from time to time with all amounts that are distributed to the Participant.

(3) All amounts that are credited to the Participants’ Accounts shall be credited solely for purposes of accounting and computation. A Participant shall not have any interest in or right to such Accounts at any time.

(b) Subject to Claims. The Plan constitutes an unsecured promise by the Company or a Related Employer to pay benefits in the future. Participants employed by the Company shall have the status of general unsecured creditors of the Company. Participants employed by a Related Employer shall have the status of general unsecured creditors of such Related Employer. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to the Participants’ Accounts will remain the general assets of the Company or a Related Employer and shall remain subject to the claims of the Company’s and the Related Employers’ creditors until such amounts are distributed to the Participants.

(c) Crediting of Interest. A Participant’s Account shall be credited at least annually with interest at a rate determined by the Plan Administrator, in its sole discretion.

(d) Valuation; Annual Statement. The value of a Participant’s Accounts shall be determined by the Plan Administrator and the Plan Administrator may establish such accounting procedures as are necessary to account for the Participant’s interest in the Plan. Each Participant’s Accounts shall be valued as of the last day of each Plan Year or more frequently as determined by the Plan Administrator. The Plan Administrator shall furnish each Participant with an annual statement of his Accounts.

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(e) Establishment of Trust.

(1) The Company and a Related Employer may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company or a Related Employer in accordance with the Plan.

(2) The Company or a Related Employer, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by the Company or a Related Employer, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(f) Alternative Funding Vehicles. In addition to creating and maintaining a rabbi trust, the Employer may implement other financing arrangements, such as corporate owned life insurance, for the purpose of paying some or all of the benefits provided under this Plan.

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ARTICLE VI

Distributions

(a) Timing of Payment.

(1) Subject to subparagraphs (2) and (3) below, the distribution of a Participant’s vested interest in the amounts credited to his or her Accounts shall be paid to the Participant (or in the case of death, the designated Beneficiary) on the first day of the second month following the earlier of (i) the date the Participant has a Separation from Service for any reason, (ii) the date of the Participant’s death, or (iii) the date the Participant attains Normal Retirement Date.

(2) (A) Notwithstanding paragraph (a)(1) above, a Participant may make an irrevocable election on a form provided by the Plan Administrator to receive a distribution of the vested amounts credited to his or her Account on a specific future date that is at least two years from the effective date of the Participant’s initial deferral election.

(B) Any such election under this paragraph (2) shall apply to all amounts that have been credited to the Participant’s Account as of the specific future date selected by the Participant. Any amounts credited to the Participant’s Account after such specific future date will be paid in accordance with paragraph (1).

(C) If no election is made, any amounts credited to a Participant’s Account will be paid in accordance with paragraph (1) above.

(D) In the event that the Participant has a Separation from Service or dies prior to the payment date selected in accordance with paragraph (a)(2), the Participant’s vested benefit shall be paid on the first day of the second month following the date of the Participant’s Separation from Service or death.

(3) Notwithstanding anything to the contrary in this paragraph (a), distributions to Specified Employees as a result of a Separation from Service shall be made on the first day of the seventh month following the Participant’s Separation from Service.

(b) Vesting of Amounts Credited to Participants.

(1) (A) A Participant shall be at all times fully vested in his Deferred Compensation Account.

(B) Discretionary contributions, if any, credited to a Participant’s Employer Contribution Account with respect to any Plan Year shall be subject to the following vesting schedule:

Years of Participation	Vested Percentage
1 Year	25%
2 Years	50%
3 Years	75%
4 Years or more	100%

(C) Notwithstanding (B) above, upon a Participant’s death, he will be fully vested in his Employer Contribution Account.

(2) The Plan Administrator may establish such accounting procedures as are necessary to accurately reflect each Participant’s vested interest in contributions and earnings thereon that are credited to his Accounts, which procedures shall be applied in a consistent, nondiscriminatory manner.

(3) Upon a Participant’s Separation from Service, the nonvested interest in his Accounts, if any, shall be forfeited. Such amount may be forfeited to the Company or a Related Employer or, if applicable, the trust established pursuant to Article V.

(c) Death Benefit.

(1) In the event of the death of a Participant who is listed in the Appendix as a Group I Participant, his Beneficiary shall receive a lump sum payment of the amounts credited to and/or remaining in his Accounts.

(2) In the event of the death of a Participant who is listed in the Appendix as a Group II Participant, his Beneficiary shall receive a lump sum payment equal to the greater of:

(A) the value of the amounts credited to and/or remaining in his Accounts, or

(B) the value of any death benefit paid by the Company to the Participant’s Beneficiary.

(d) Form of Benefit Payment.

(1) (A) (i) Upon commencing participation in the Plan, a Participant shall elect one of the following forms of payment for his benefit upon a Separation from Service:

a. a lump sum, or

b. 10 annual installments with the first installment commencing on the first day of the second month after the Separation from Service.

(ii) An election made pursuant to (d)(1)(A)(i) is generally irrevocable unless the Participant requests to change the form of payment and (a.) the change does not take effect until at least 12 months after the date on which the election is made, (b.) the change is made at least 12 months prior to the date the payment is scheduled to commence, and (c.) payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made (unless payment is being made for death) and such request is permitted under Section 409A of the Code.

(B) The death benefit described in paragraph (c) of this Article shall be paid in a lump sum.

(C) If no election is made, the benefit will be paid in a single lump sum.

(D) Payments to be paid on a fixed date pursuant to paragraph (a)(2)(A) of this Article VI will be paid as a lump sum.

(2) In the event a Participant elects installment payments, each such payment shall be equal to the balance in the Participant’s Accounts as of the end of the month immediately preceding the date of payment, divided by the factors set forth in the following table, whichever is applicable:

10 Year Payment	Installment Factor
1	10
2	9
3	8
4	7
5	6
6	5
7	4
8	3
9	2
10	1

(3) Notwithstanding anything contained in the Plan to the contrary, if the value of a Participant’s vested interest in the amount credited to his Accounts is less than $5,000, the Participant’s vested interest shall be paid in a lump sum on the first day of the second month following his Separation from Service.

(4) The Plan Administrator shall establish such accounting procedures as are necessary to implement the provisions of this paragraph.

(e) Accelerated Distribution for Unforeseen Emergency. If a Participant suffers an Unforeseen Emergency, the Plan Administrator may, in its discretion, accelerate the distribution of all or a portion of the amount of his Deferred

Compensation Account and the vested portion of his Employer Contribution Account. Any such accelerated distribution shall be made in a lump sum on the first day of the month following a determination of hardship. The amount of any such distribution shall be limited to the amount necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.

ARTICLE VII

Amendment and Termination

(a) Amendment and Termination. The Plan may be amended or terminated at any time, or from time to time, by the Company. Any such amendment or termination shall be ratified and approved by the Company’s board of directors. The ability of the Company to terminate the Plan shall comply with Section 409A of the Code and the regulations thereunder.

(b) Effect of Amendment or Termination.

(1) No amendment or termination of the Plan shall affect the rights of any Participant with respect to any Accrued Benefits determined as of the date of such amendment or termination.

(2) In the event that the Plan is terminated, the Participant’s Accrued Benefit shall be distributed to the extent permitted under Section 409A of the Code. The timing and manner of the distribution of benefits in connection with any termination of the Plan shall comply with Section 409A of the Code and the regulations thereunder. No payment of any Participant’s benefit under the Plan may be accelerated as a result of the termination of the Plan unless:

(A) the Plan is terminated within the period of 30 days preceding or the 12 months following a “Change in Control” event (as the term is defined in Treasury Regulations Section 1.409A-3(i)(5));

(B) the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Company;

(C) The Company terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c), provided that (i) any benefits payable as a result of the termination (other than benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (ii) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (iii) the Company does not adopt a new or replacement deferred compensation plan within 3 years after the date of termination of the Plan.

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ARTICLE VIII

Miscellaneous

(a) Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian committee, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company or a Related Employer and any Participant, nor to be consideration for the employment of any Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company or a Related Employer; all Participants shall remain subject to discharge or discipline as employees to the same extent as if the Plan had not been adopted.

(c) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company or a Related Employer. No Participant in the Plan shall have a security interest in assets of the Company or a Related Employer used to make contributions or pay benefits.

(d) Recordkeeping. Appropriate records shall be maintained for the purpose of the Plan by the officers and employees of the Company at the Company’s expense and subject to the supervision and control of the Plan Administrator.

(e) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(f) State Law. This Plan shall be construed in accordance with the laws of Florida.

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(g) Liability Limited.

(1) Notwithstanding any of the preceding provisions of the Plan, neither the Company or a Related Employer nor any individual acting as an employee or agent of the Company or Related Employer shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

(2) The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(h) Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses so to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company or a Related Employer for any loss, cost, damage or expense suffered or incurred by the Company or a Related Employer as a result in any way of such action, misstatement or nondisclosure.

(i) Severability. The invalidity of any portion of this Plan shall not invalidate the remainder and the remainder shall continue in full force and effect.

(j) Section 409A Compliance. The Company intends for this Plan to conform in all respects to the requirements under Section 409A of the Code, the failure of which would result in the imposition or accrual of penalties, interest or additional taxes under Section 409A of the Code (the “Section 409A Requirements”). Accordingly, the Company intends for this Plan to be interpreted, construed, administered and applied in a manner as shall meet and comply with the Section 409A Requirements, and in the event of any inconsistency between this Plan and the Section 409A Requirements, this Plan shall be reformed so as to meet the Section 409A Requirements. Any reference in this Plan to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officers on this 31st day of December, 2008.

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QUALITY DISTRIBUTION, INC.

By:	/s/ DENNIS R. COPELAND
Name:	Dennis R. Copeland
Title:	Senior Vice President Administration

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